Macquarie Infrastructure Company LLC
125 W. 55th Street
New York, NY 10019

Media Release

MACQUARIE INFRASTRUCTURE COMPANY CLOSES ACQUISITION OF TWO FIXED BASE OPERATIONS

New York, NY - June 4, 2007 Macquarie Infrastructure Company (NYSE: MIC), a market leader in the ownership and operation of infrastructure businesses in the US, announced that it has completed its previously announced purchase of fixed base operations (“FBOs”) at Santa Monica Municipal Airport in Santa Monica, California and Stewart International Airport in New Windsor, New York. The facilities currently operate as the Supermarine FBO network.

“The addition of two high-quality sites at Santa Monica and Stewart to our Atlantic Aviation network further solidifies our already strong position in the FBO market”, said Peter Stokes, CEO of Macquarie Infrastructure Company. “With a network of 43 facilities at some of the most popular general aviation destinations in the country, pilots and travellers have even more opportunities to experience the friendly, service-minded ‘Atlantic Attitude’.”

The Company is investing an aggregate $90.2 million, including costs, in the Supermarine sites. Both will be rebranded and integrated into Macquarie Infrastructure Company’s existing Atlantic Aviation operations. MIC will report the financial results of the new facilities as a component of its airport services business segment.

MIC funded the acquisition with $32.5 million drawn against an existing credit facility at Atlantic and $57.7 million of cash.

FBOs provide fuel and fuel-related services, terminal services and aircraft hangarage to the general aviation community. The facility at Santa Monica is the sole FBO at that airport and the facility at Stewart is one of two FBOs.

ABOUT MACQUARIE INFRASTRUCTURE COMPANY

MIC owns, operates and invests in a diversified group of infrastructure businesses, which provide basic, everyday services, to customers in the United States. Its businesses consist of an airport services business, an airport parking business, a district energy business, a gas production and distribution business, and a fifty percent indirect interest in a bulk liquid storage terminal business. The Company is managed by a wholly-owned subsidiary of Macquarie Bank Limited. For additional information, please visit the Macquarie Infrastructure Company website at www.macquarie.com/mic. MIC-G

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investor enquiries Jay A. Davis Investor Relations Macquarie Infrastructure Company (212) 231-1825	Media enquiries Alex Doughty Corporate Communications Macquarie Infrastructure Company (212) 231-1710